Filed pursuant to 424(b)(3)
Registration No. 333-279368

SUPPLEMENT DATED SEPTEMBER 25, 2024 TO THE

PROXY STATEMENT/PROSPECTUS DATED AUGUST 19, 2024

September 25, 2024

Dear Kintara and TuHURA Stockholders:

As previously announced, Kintara Therapeutics, Inc. (“Kintara”), Kayak Mergeco, Inc., a wholly-owned subsidiary of Kintara incorporated in the State of Delaware (“Merger Sub”), and TuHURA Biosciences, Inc., a Delaware corporation (“TuHURA”), entered into an Agreement and Plan of Merger, dated April 2, 2024 (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into TuHURA, with TuHURA surviving the merger and becoming a wholly-owned direct subsidiary of Kintara (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, (a) each then-outstanding share of common stock, par value $0.001 per share, of TuHURA (the “TuHURA Common Stock”) (other than shares held in treasury and Dissenting Shares (as defined in the Merger Agreement)) will be converted into and become exchangeable for a number of shares of common stock, par value $0.001 per share, of Kintara (the “Kintara Common Stock”) calculated in accordance with the Merger Agreement, (b) each then-outstanding option to purchase TuHURA Common Stock will be assumed and converted by Kintara into an option to purchase shares of Kintara Common Stock, subject to certain adjustments as set forth in the Merger Agreement, and (c) each then-outstanding warrant to purchase shares of TuHURA Common Stock will be converted into and exchangeable for a warrant of like tenor entitling the holder to purchase shares of Kintara Common Stock, subject to certain adjustments as set forth in the Merger Agreement. Kintara’s Common Stock is currently listed on the Nasdaq Capital Market, under the symbol “KTRA.” After completion of the Merger, Kintara will be renamed “TuHURA Biosciences, Inc.” and it is expected that the common stock of the combined company will trade on the Nasdaq Capital Market under the symbol “HURA.”

Following this cover letter is a supplement dated September 25, 2024 (this “Supplement”) to the proxy statement / prospectus dated August 19, 2024 relating to the Merger that was first mailed to shareholders of Kintara on or about August 19, 2024 (the “Proxy Statement/Prospectus”). Except as described in the Supplement, the information provided in the Proxy Statement/Prospectus continues to apply. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus. This Supplement and the documents referred to in this Supplement should be read in conjunction with the Proxy Statement/Prospectus, the annexes and exhibits to the Proxy Statement/Prospectus and the documents referred to in the Proxy Statement/Prospectus, each of which should be read in its entirety. To the extent that information in this Supplement differs from, updates or conflicts with information contained in the Proxy Statement/Prospectus, the information in this Supplement supersedes the information in the Proxy Statement/Prospectus and controls.

The virtual special meeting of Kintara stockholders (the “Special Meeting”) previously scheduled to be held on September 20, 2024 at 9:00 a.m. (Eastern Time) has been adjourned to October 4, 2024 at 9:00 a.m. (Eastern Time). The record date for the Special Meeting remains August 14, 2024.

Kintara stockholders who wish to attend the virtual Special Meeting on October 4, 2024 may access the meeting via the following link: www.viewproxy.com/kintarasm/2024.

Kintara stockholders accessing the link will then be prompted to enter the 16-digit control number included in their proxy card, or in the instructions provided by their bank, broker or other financial intermediary (for those who hold their shares in “street name”). Once admitted to the Special Meeting, stockholders will be able to vote their shares electronically and submit any questions during the meeting.

The Kintara board of directors continues to recommend that the Kintara stockholders vote “FOR” the Nasdaq Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the Charter Proposal, “FOR” the 2024 Equity Plan Proposal, “FOR” the Reincorporation Proposal, and “FOR” the Adjournment Proposal at the Special Meeting. Kintara encourages you to read this Supplement and the Proxy Statement/Prospectus and the documents incorporated by reference therein, carefully and in their entirety.

If you have any questions about this Supplement, the Proxy Statement/Prospectus or the Special Meeting or need assistance with voting procedures, you should contact Alliance Advisors LLC at 866-619-8907.

On behalf of our boards of directors, we thank you for your support and look forward to the successful completion of the Merger.

Sincerely,	Sincerely,

Robert E. Hoffman	Dr. James Bianco
Chief Executive Officer	President, Chief Executive Officer

Kintara Therapeutics, Inc.	TuHURA Biosciences, Inc.

EXPLANATORY NOTE AND DESCRIPTION OF WAIVER AGREEMENT

The purpose of this Supplement is to amend and supplement descriptions and other information contained in the Proxy Statement/Prospectus relating to Proposal No. 3 (the Charter Proposal) and Proposal No. 5 (the Reincorporation Proposal). On September 25, 2024, the parties to the Merger Agreement entered into an agreement under which they agreed (i) to waive the approval of the Charter Proposal by Kintara’s stockholders as a condition precedent to the completion of the Merger so long as the Reverse Stock Split is effected at a ratio of 1-for-35 or greater, and (ii) that approval of the Reincorporation Proposal by Kintara’s stockholders will not be a condition to the completion of the Merger (the “Waiver Agreement”). This Supplement provides additional and supplemental information relating to the Waiver Agreement, the Charter Proposal, the Reincorporation Proposal and certain related matters contained in the Proxy Statement/Prospectus.

In the weeks leading up to the Special Meeting originally scheduled for September 20, 2024, the parties received reports from Kintara’s proxy solicitor, Alliance Advisors LLC, that it appeared that there would be the requisite quorum for the Special Meeting, as 56% of Kintara’s shares had been voted, and that a majority of the shares cast by proxy had voted in favor of all of management’s proposals. The three Kintara Proposals required in order for the completion of the Merger that require approval of a majority of the votes cast on such proposal (i.e., Proposals 1 (the Nasdaq Proposal), 2 (the Reverse Stock Split Proposal), and 4 (the 2024 Equity Plan Proposal), each had the support of at least 80% of the votes cast at such time. However, in order to approve Proposals 3 and 5, the vote of a majority of the total voting shares outstanding is required, rather than the majority of the votes cast. The parties discussed the benefits of the Merger to both sides, and noted that, so long as the Reverse Stock Split was effected at a ratio of 1-for-35 or greater, there would be a sufficient number of shares authorized to effect the Merger without the increase in authorized shares contemplated by Proposal 3, and that the combined company could proceed as a Nevada corporation rather than as a Delaware corporation (as contemplated by Proposal 5). Accordingly, as the parties both view the benefits of the Merger to greatly outweigh the potential benefits of the increase in authorized stock or the Reincorporation in Delaware, the parties agreed to waive approval by Kintara’s stockholders of either Proposal 3 or Proposal 5 as a condition to the Merger, so as to allow the merger to proceed if the Kintara stockholders continue to support Proposals 1, 2 and 4 at the Special Meeting and if the other conditions to the Merger are satisfied or waived. If sufficient votes to approve Proposal 3 and/or Proposal 5 are received prior to the Special Meeting (now adjourned to October 4, 2024), the increase in authorized shares and/or the Reincorporation will be effected as originally contemplated.

ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE MERGER

As a result of Waiver Agreement, the following additional questions and answers are added to the section entitled “Questions and Answers About the Merger” beginning on page 1 of the Proxy Statement/Prospectus.

Q: What happens in the event the Charter Proposal is not approved?

A: The parties to the Merger Agreement have entered into the Waiver Agreement, under which, in addition to waiving the approval of the Reincorporation Proposal by Kintara’s stockholders, they have agreed to waive the approval of the Charter Proposal by Kintara’s stockholders as a condition precedent to the completion of the Merger so long as the contemplated Reverse Stock Split is effected at a ratio of 1-for-35 or greater. Kintara and TuHURA currently contemplate that the Reverse Stock Split will be effected at a ratio of at least 1-for-35. Accordingly, if the Charter Proposal is not approved, the Merger is anticipated to be consummated without an increase in the authorized shares of Kintara, and the combined company will continue to have 75 million authorized shares of Kintara Common Stock (rather than 400 million as contemplated by the Charter Proposal). In the event the Reincorporation Proposal is approved, Kintara-Delaware will be governed by the Delaware Certificate of Incorporation, attached as Annex B to this Supplement, and the combined company will have 75 million shares of Kintara Common Stock authorized. For additional related information, please see the sections of this Supplement entitled “Updates to “The Merger— The Background of the Merger,” and “Updates to “Risk Factors— Risks Related to the Merger.”

Q: What happens in the event the Reincorporation Proposal is not approved?

A: The parties to the Merger Agreement have entered into the Waiver Agreement, under which, in addition to waiving the approval of the Charter Proposal by Kintara’s stockholders, they have agreed to waive the approval of the Reincorporation Proposal by Kintara’s stockholders as a condition precedent to the completion of the Merger. If the Reincorporation Proposal is not approved, the Merger is anticipated to be consummated without the conversion of Kintara from a corporation governed by the laws of the State of Nevada to a corporation governed by the laws of the State of Delaware. The Kintara Charter and the Kintara Bylaws, each as currently in effect prior to the Effective Time, will continue in existence and Kintara will continue to be governed by the NRS as a Nevada corporation. Accordingly, pre-Reincorporation, the rights of Kintara stockholders and TuHURA stockholders are governed by the laws of the State of Nevada and the laws of State of Delaware, respectively. If the Reincorporation and the Merger are completed, TuHURA stockholders will become stockholders of Kintara-Delaware, and their rights will be governed by the DGCL, the Delaware Certificate of Incorporation and the Delaware Bylaws. In the event the Reincorporation is not approved by the Kintara stockholders, but the Merger is completed, TuHURA stockholders will become stockholders of Kintara, and the rights of Kintara stockholders will continue to be governed by the NRS, the current Kintara Charter and current Kintara Bylaws. For additional information regarding the material differences between the rights of Kintara stockholders under the current Kintara Charter and current Kintara Bylaws, and the rights of Kintara stockholders under the Delaware Certificate of Incorporation, the Delaware Bylaws and Delaware law, we encourage you to review the table included in the section entitled “Proposal No. 5—Reincorporation of Kintara Therapeutics, Inc. from the State of Nevada to the State of Delaware and Adoption of Other Corporate Changes – Rights of Kintara Stockholders Prior to and After Reincorporation from the State of Nevada to the State of Delaware” beginning on page 215 of the Proxy Statement/Prospectus.

Q: Are the Charter Proposal and Reincorporation Proposal dependent on each other?

A: No. The parties intend to proceed with completion of the Merger in the event that the Reincorporation Proposal is approved but the Charter Proposal is not. In this event, the Merger will be completed, and Kintara-Delaware will be governed by Delaware law and the Delaware Certificate of Incorporation, provided that, as set forth in the form attached as Annex B to this Supplement, Kintara-Delaware will continue to have 75 million authorized shares of Kintara Common Stock (rather than the 400 million proposed if the Charter Proposal is approved).

Q: What Kintara Proposals must be approved by the Kintara stockholder in order for the completion of the Merger?

A: The Kintara stockholders must approve Proposals No. 1 (the Nasdaq Proposal), 2 (the Reverse Stock Split Proposal), and 4 (the 2024 Equity Plan Proposal) in order for the completion of the Merger. As a result of the Waiver Agreement, the approval of the Proposal No. 3 (the Charter Proposal) is not required in order for the completion of the Merger so long as the Reverse Stock Split is effected at a ratio of 1-for-35 or higher, and the approval of Proposal No. 5 (the Reincorporation Proposal) is not a condition to the completion of the Merger. The Charter Proposal and the Reincorporation Proposal requires the affirmative vote of holders of a majority of the total voting shares outstanding. Accordingly, abstentions and broker non-votes, if any, will have the effect of a vote “AGAINST” the Charter Proposal and the Reincorporation Proposal

Q: What will be the governing law of the TuHURA Biosciences, Inc. 2024 Equity Incentive Plan?

A: If the 2024 Equity Plan Proposal is approved by the Kintara stockholders, the governing law of the 2024 Plan will depend on whether the Reincorporation Proposal is approved. In the event the Reincorporation Proposal is approved by the Kintara stockholders, the 2024 Plan will become effective upon the completion of the Merger and will be governed by the provisions of the 2024 Plan, as set forth in the form attached as Annex C to this Supplement. In the event the Reincorporation Proposal is not approved, then the 2024 Plan will be governed by the NRS and will be administered in accordance with Nevada law.

ADDITIONAL RISK FACTOR RELATED TO CHARTER PROPOSAL

The following new risk factor is added to the Proxy Statement/Prospectus following the last paragraph in the section entitled “Risk Factors—Risks Related to the Merger—Additional Risks Related to the Combined Company after Completion of the Merger” beginning on page 68 of the Proxy Statement/Prospectus.

In the event the Charter Proposal is not approved by the Kintara stockholders, the combined company will have a limited number of available authorized shares pursuant to the current Kintara Charter for future financing transactions and other corporate needs.

Since the inception of both TuHURA and Kintara, each company’s cash requirements have been met in large part through the proceeds from the sale of securities. The combined company’s development program will require significant additional capital in order to complete clinical development for one of more product candidates of the combined company. The combined company’s ability to raise capital through equity financings may be limited by the number of shares of common stock authorized for issuance in the current Kintara Charter, which is currently 75 million if the Charter Proposal is not approved by the Kintara stockholders. Kintara and TuHURA currently contemplate that the Reverse Stock Split will be effected at a ratio of at least 1-for-35, and immediately following the completion of the Merger and after giving effect to the issuance of shares in the Merger and the reservation of shares for the CVRs, the 2024 Plan, and for the options and warrants that would be outstanding immediately after the Merger, approximately 68.5 million shares of combined company common stock will be issued and outstanding on a fully diluted basis. Unless the charter is amended after the closing of the Merger to authorize additional shares, the board of directors of the combined company may be limited in its ability to make decisions that would be in the best interests of the combined company and its stakeholders, including securing financing and strategic transactions. Failure to obtain financing through the issuance of combined company securities may cause the combined company to experience business interruptions or a failure to execute its business plans. There can be no guarantee that the combined company stockholders will approve an increase in the number of authorized shares of combined company common stock or the timing of any such increase.

BACKGROUND TO THE WAIVER AGREEMENT

The Proxy Statement/Prospectus describes the background of the Merger up to and including April 3, 2024. The following events are added and supplemented to the end of the disclosure in the section “The Background of the Merger” found on page 136 of the Proxy Statement/Prospectus to describe the background of the Waiver Agreement.

On August 13, 2024, the registration statement on Form S-4 of which this Proxy Statement/Prospectus is a part was declared effective by the SEC, after which the Kintara Board established the date and time of the Kintara Special Meeting and the mailing of the proxy/statement prospectus to the Kintara stockholders was commenced on August 13, 2024. Following the mailing of the proxy statements/prospectus and during the weeks leading up to the date of the Kintara Special Meeting (September 20, 2024), Kintara and TuHURA received reports and updates from Kintara’s proxy solicitor, Alliance Advisors LLC, regarding the status of the voting on the Kintara Proposals. During the weeks of September 8 and September 15, 2024, representatives of Kintara, TuHURA, and their respective advisors, as well as Alliance Advisors LLC, held several videoconferences to discuss the status of the voting results, and it was reported that although the Kintara Proposals generally received broad support from Kintara stockholders who submitted proxies, approximately only 56% of the shares eligible to vote at the Kintara Meeting had actually cast votes as of September 18, 2024. The three Kintara Proposals required in order for the completion of the Merger that require approval of a majority of the votes cast on such proposal (i.e., Proposals 1, 2, and 4) each had the support of at least 80% of the votes cast at such time. However, the two Kintara Proposals that require the affirmative vote of a majority of outstanding Kintara shares and that are “non-routine” matters for purposes of voting by brokers and nominees (i.e., Proposal No. 3 and Proposal No. 5) would likely not receive the required vote by the date of the Special Meeting. During meetings held on September 16, 2024 and September 18, 2024, the parties and their advisors discussed the likely need to adjourn the Special Meeting to provide more time to enable additional votes to be cast, and the parties discussed the challenges associated with voter turnout in a small company in which large numbers of smaller non-institutional investors hold relatively small positions, particularly for proposals on “non-routine matters” that require approval by a majority of outstanding shares, rather than a majority of the votes cast.

As a result of the foregoing, during the week of September 15, 2024, representatives of Kintara, TuHURA, and their respective advisors engaged in a series of discussions and meetings through phone calls and email communications to discuss the possibility of proceeding with the Merger in the event that Proposal No. 3 (the Charter Proposal) and Proposal No. 5 (the Reincorporation Proposal) are not ultimately approved. It was noted that while there are currently sufficient authorized shares to effect the Merger (assuming a Reverse Stock Split is effected at a ratio of 1-for-35 or greater) the purpose of Proposal No. 3 is to effect an increase in the authorized shares of the combined company after giving effect to the Reverse Stock Split such that, following the Merger, the combined company would have sufficient authorized, unissued, and unreserved shares for potential future financing transactions and other future corporate purposes after taking into account the issuance of shares of Kintara Common Stock in the Merger and the reservation of authorized but unissued shares for future issuances pursuant to the CVRs, the 2024 Plan, and the exercise of options and warrants anticipated to be outstanding immediately after the Merger. The parties further considered that, if the Reverse Stock Split is effected at a ratio of 1-for-35, then the number of available authorized shares of combined company common stock following the Merger would be approximately 6.4 million after giving effect to the issuance of shares in the Merger and the reservation of shares for the CVRs, the 2024 Plan, and for the options and warrants that would be outstanding immediately after the Merger. The parties further considered that, if the Reverse Stock Split is effected at a ratio of 1-for-40, then the number of available authorized shares of combined company common stock following the Merger would be approximately 13.6 million after giving effect to the issuance of shares in the Merger and the reservation of shares for the CVRs and for the options and warrants that would be outstanding immediately after the Merger. Based on these considerations, in order to allow the Merger to proceed, TuHURA proposed that Kintara and TuHURA each waive the approval of the Charter Proposal as a condition to the completion of the Merger so long as the Reverse Stock Split is effected at a ratio that is equal to or higher than 1-for-35.

Also as a part of the meetings held during the week of September 15, 2024, the parties to the Merger Agreement discussed the reasons for Proposal No. 5 and the Reincorporation Proposal and determined that it was in the best interest of their respective equity holders to proceed with the Merger in the absence of obtaining sufficient votes on the Reincorporation Proposal.

As a result of the foregoing, counsel to Kintara and TuHURA thereupon negotiated and prepared a draft of the Waiver Agreement for consideration by the Kintara Board and TuHURA Board. On September 20, 2024, the Kintara Board voted to adjourn the Special Meeting until October 4, 2024. On September 23, 2024, the TuHURA Board held a meeting that was also attended by Foley and HCW at which the background and reason for the Waiver Agreement was discussed, and the TuHURA Board members present at the meeting unanimously approved the Waiver Agreement. On September 25, 2024, the Kintara Board held a board meeting also attended by Lowenstein and Lucid at which the background and reasons for the Waiver Agreement were discussed, and the Kintara Board members present at the meeting unanimously approved the Waiver Agreement. On September 25, 2024, following the meeting of the Kintara Board, Kintara, TuHURA and Merger Sub executed the Waiver Agreement.

ADDITIONAL DISCLOSURES

Forward-Looking Statements

Some of the statements made and information contained in this Supplement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by terminology such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. These statements are only predictions. Kintara and TuHURA have based these forward-looking statements largely on their then-current expectations and projections about future events, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond each of Kintara’s and TuHURA’s control, and actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) the risk that the conditions to the closing or consummation of the proposed Merger are not satisfied, including the failure to obtain Kintara stockholder approval for the proposed Merger; (ii) uncertainties as to the timing of the consummation of the proposed Merger and the ability of each of Kintara and TuHURA to consummate the transactions contemplated by the proposed Merger; (iii) risks related to Kintara’s and TuHURA’s ability to correctly estimate their respective operating expenses and expenses associated with the proposed Merger, as applicable, as well as uncertainties regarding the impact any delay in the closing would have on the anticipated cash resources of the resulting combined company upon closing and other events and unanticipated spending and costs that could reduce the combined company’s cash resources; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the proposed Merger by either Kintara or TuHURA; (v) the effect of the announcement or pendency of the proposed Merger on Kintara’s or TuHURA’s business relationships, operating results and business generally; (vi) costs related to the proposed Merger; (vii) the outcome of any legal proceedings that may be instituted against Kintara, TuHURA, or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby; (vii) the ability of Kintara or TuHURA to protect their respective intellectual property rights; (viii) competitive responses to the proposed Merger; (ix) unexpected costs, charges or expenses resulting from the proposed Merger; (x) whether the combined business of TuHURA and Kintara will be successful; (xi) legislative, regulatory, political and economic developments; and (xii) additional risks described in the “Risk Factors” section of Kintara’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, and the registration statement on Form S-4 of which this Proxy Statement/Prospectus is a part related to the proposed Merger filed with the SEC. Additional assumptions, risks and uncertainties are described in detail in Kintara’s registration statements, reports and other filings with the SEC, which are available on Kintara’s website, and at www.sec.gov. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Neither Kintara nor TuHURA can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Kintara and TuHURA undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

No Offer or Solicitation

This Supplement by itself shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, consent, authorization, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Participants in the Solicitation

Kintara, TuHURA and their respective directors and executive officers and other members of management and employees and certain of their respective significant stockholders may be deemed to be participants in the solicitation of proxies from Kintara stockholders in respect of the proposed Merger. Information about Kintara’s directors and executive officers is available in Kintara’s proxy statement, which was filed with the SEC on May 17, 2024 for the 2024 Annual Meeting of Stockholders, Kintara’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, which was filed with the SEC on September 18, 2023 and the definitive proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holding or otherwise, has been and will be contained in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed Merger when they become available. Investors should read the definitive proxy statement/prospectus and any other relevant documents filed with the SEC, including this Supplement, carefully before making any voting or investment decisions. You may obtain free copies of these documents from the SEC and Kintara as indicated above.

Additional Information about the Proposed Merger and Where to Find It

This Supplement by itself does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This Supplement relates to the proposed Merger of Kintara and TuHURA. In connection with the proposed Merger, Kintara has filed the Proxy Statement/Prospectus. This registration statement of which this Proxy Statement/Prospectus is a part was declared effective on August 13, 2024 and Kintara has filed or may file other documents regarding the proposed Merger with the SEC. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY, WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN AND THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KINTARA, TUHURA, THE PROPOSED MERGER AND RELATED MATTERS THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE PROPOSED MERGER. A definitive proxy statement/prospectus has been sent to Kintara’s stockholders. Investors and security holders will be able to obtain these documents (when available) free of charge from the SEC’s website at www.sec.gov. In addition, investors and stockholders should note that Kintara communicates with investors and the public using its website (www.kintara.com), the investor relations website (https://www.kintara.com/investors) where anyone will be able to obtain free copies of the definitive proxy statement/prospectus and other documents filed by Kintara with the SEC, and stockholders are urged to read the definitive proxy statement/prospectus and the other relevant materials (when they become available) before making any voting or investment decision with respect to the proposed Merger.

ANNEX A: WAIVER AGREEMENT

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver”), dated as of September 25, 2024, is entered into by and among Kintara Therapeutics, Inc. (“Kintara”), Kayak Mergeco, Inc., a wholly-owned subsidiary of Kintara incorporated in the State of Delaware (“Merger Sub”), and TuHURA Biosciences, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Kintara, the Company, and Merger Sub (individually referred to as a “Party” and collectively as the “Parties”) have previously entered into that certain Agreement and Plan of Merger, dated April 2, 2024 (the “Merger Agreement”);

WHEREAS, Section 6.8(a)(ii) of the Merger Agreement provides that Kintara will consider and vote at a meeting of the stockholders, if deemed necessary by the Parties, to amend the certificate of incorporation of Kintara to increase the number of authorized shares of common stock of Kintara (the “Charter Proposal”);

WHEREAS, Section 7.1(b) of the Merger Agreement provides that the obligation of each Party to effect the Merger and otherwise consummate the transactions contemplated by the Merger Agreement at the Closing is subject to receipt by Kintara of the Parent Stockholder Approval (as defined in the Merger Agreement), which includes approval by the stockholders of Kintara of the Charter Proposal (the “Authorized Share Condition”);

WHEREAS, Section 6.8(a)(iv) of the Merger Agreement provides that Kintara will consider and vote at a meeting of its stockholders to effect the Reincorporation (as such term is defined in the Merger Agreement) (the “Reincorporation Proposal”);

WHEREAS, Kintara filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-279368), including the prospectus and proxy statement contained therein, on May 13, 2024, which was declared effective by the SEC on August 13, 2024, in order to, among other things, solicit votes for the approval of the Charter Proposal and the Reincorporation Proposal;

WHEREAS, the Parties continue to use commercially reasonable best efforts to obtain the number of votes required to approve the Charter Proposal, satisfy the Authorized Share Condition, and approve the Reincorporation Proposal;

WHEREAS, the Parties desire to waive the Authorized Share Condition set forth in Section 7.1(b) of the Merger Agreement so long as Kintara effects, immediately prior to the effectiveness of the Merger, a reverse stock split of the shares of common stock of Kintara (the “Reverse Split”) at a ratio of 1-for-35 or greater;

WHEREAS, the Parties desire to agree and acknowledge that the Reincorporation Proposal shall not be, and the Parties desire, to the extent necessary, to waive the approval of the Reincorporation Proposal as, a condition precedent to the completion of the Merger; and

WHEREAS, the conditions precedent to Closing may be waived pursuant to Section 7.1 of the Merger Agreement upon the written waiver by each of Kintara, Merger Sub, and the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Waiver of Authorized Share Condition. Each Party hereby waives compliance by Kintara with the Authorized Share Condition set forth in Section 7.1(b) of the Merger Agreement as a condition precedent to the Parties’ obligation to effect the Merger so long as the Company effects the Reverse Split at a ratio of 1-for-35 or greater.

2. Waiver of Approval of Reincorporation Proposal. The Parties hereby agree and acknowledge that approval of the Reincorporation Proposal shall not be, and the Company hereby waives, to the extent necessary, the approval of the Reincorporation Proposal as, a condition precedent to the Company’s obligation to effect the Merger.

3. Continuing Effect. Except as expressly set forth herein, all of the terms and conditions of the Merger Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, nothing contained herein shall be deemed a waiver of any other provision of the Merger Agreement or as a waiver of or consent to any further or future action on the part of any Party that would require the waiver or consent of another Party.

4. Counterparts; Choice of Law. This Waiver may be executed in several identical counterparts all of which shall constitute one and the same instrument. This Waiver shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

5. Further Assurances. Each of the Parties hereto shall execute and deliver, at the reasonable request of the other Party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other Party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Waiver.

[signature page follows]

2

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver to be duly executed as of the day and year written above.

COMPANY:

TUHURA BIOSCIENCES, INC.

By:	/s/ James A. Bianco

Name:	James A. Bianco
Title:	Chief Executive Officer

KINTARA:

KINTARA THERAPEUTICS, INC.

By:	/s/ Robert Hoffman

Name:	Robert Hoffman
Title:	Chief Executive Officer

MERGER SUB:

KINTARA MERGECO, INC.

By:	/s/ Robert Hoffman

Name:	Robert Hoffman
Title:	President and Secretary

[Signature Page to Waiver Agreement]

ANNEX B: DELAWARE CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

OF

KINTARA THERAPEUTICS, INC.

(Effective [●], [●])

ARTICLE I.

The name of this corporation is Kintara Therapeutics, Inc. (the “Corporation”)

ARTICLE II.

The address of the Corporation’s registered office is 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III.

The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the “DGCL”). The Corporation is being incorporated in connection with the conversion of Kintara Therapeutics, Inc., a Nevada corporation (the “Converting Entity” and such conversion, the “Conversion”), to the Corporation and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the Converting Entity to the Corporation.

ARTICLE IV.

Authorized Shares. The Corporation is authorized to issue two (2) classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is [450,000,000 shares, $0.001 par value per share. 400,000,000 shares shall be designated as Common Stock, $0.001 par value per share, and 50,000,000 shares shall be designated as Preferred Stock, $0.001 par value per share.]1 The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

Converting Entity Shares. Upon the filing and effectiveness of the Certificate of Conversion of the Converting Entity to the Corporation and this Certificate of Incorporation (the “Conversion Effective Time”), the issued and outstanding shares of each class and series of capital stock of the Converting Entity will be converted into, and shall be deemed to be, that number and type of issued and outstanding, fully paid and nonassessable shares of the Corporation as provided under that certain Plan of Conversion approved in connection with the Conversion, in each case without any action required on the part of the Corporation or the former holders of such shares of capital stock of the Converting Entity. All shares of capital stock of the Corporation issued in connection with the Conversion upon the Conversion Effective Time shall be uncertificated, book-entry shares.

1. Common Stock.

(A) General. The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of any outstanding shares of any series of Preferred Stock.

[1]

In the event Proposal No. 3 (the Charter Proposal) is not approved by the Kintara stockholders, and the Proposal No. 5 (the Reincorporation Proposal) is approved, the Delaware Certificate of Incorporation will provide for 80,000,000 shares authorized, with 75,000,000 designated as Common Stock, $0.001 par value per share, and 5,000,000 shares designated as Preferred Stock, $0.001 par value per share.

(B) Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended and/or restated from time to time, including the terms of any certificate of designation of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting.

(C) Dividends. Dividends may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then-outstanding Preferred Stock.

(D) Liquidation. Upon the dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then-outstanding Preferred Stock.

2. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby empowered, without any action or vote by the Corporation’s stockholders, to authorize by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, by filing a certificate pursuant to the applicable law of the State of Delaware setting forth such resolution and, with respect to each such class or series, establishing the number of shares to be included in such series (and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL), and fixing the voting powers, full or limited, or no voting power of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided in this Certificate of Incorporation or by the DGCL.

278,530 shares of the authorized and issued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock.” The Series A Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications, and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Section 2 of this Article IV refer to sections and subsections of Section 2 of this Article IV.

(A) Series A Preferred Stock.

(i) Rank. The Series A Preferred Stock shall, with respect to distributions of assets and rights upon the occurrence of a Series A Liquidation, rank (A) senior to the Common Stock and (B) senior to each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock (collectively, with the Common Stock, the “Junior Stock”).

(ii) Dividends. The holders of Series A Preferred Stock will be entitled to receive on any outstanding shares of Series A Preferred Stock held by such holders, out of any funds and assets of the Corporation legally available prior and in preference to any declaration or payment of any dividend on the Junior Stock, cumulative dividends, payable quarterly in arrears, at an annual rate of 3% of the Series A Stated Value.

(iii) Series A Liquidation Preference.

(1) Priority Payment. Upon the occurrence of a Series A Liquidation, the holders of shares of Series A Preferred Stock shall be entitled to be paid for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the Series A Stated Value (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock), plus, as provided in Section 2(A)(ii) above, all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock, before any payment or distribution is made to any Junior Stock. If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(2) No Additional Payment. After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 2(A)(iii)(1), the shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(iv) Voting Rights. The holders of shares of Series A Preferred Stock shall not have any voting rights except as required by law.

(v) Non-Transferrable. The shares of Series A Preferred Stock shall not be transferrable without the prior written consent of the Corporation, which such consent may be withheld in the absolute discretion of the Corporation.

(vi) No Reissuance. No share or shares of Series A Preferred Stock acquired by the Corporation shall be reissued as Series A Preferred Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

(vii) Definitions. As used in this Section 2(A), the following terms shall have the following meanings:

“Capital Stock” means, with respect to any Person, any and all shares, interests, participation rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Junior Stock” shall have the meaning ascribed to it in Section 2(a)(i).

“Series A Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Series A Stated Value” means $1.00 per share of Series A Preferred Stock.

ARTICLE V.

1. Limitation of Liability. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. If the DGCL is amended to permit further elimination or limitation of personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL.

2. Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended or supplemented, indemnify past and present directors, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, and shall inure to the benefit of the heirs, executors, and administrators of such person.

3. Subsequent Amendment. No amendment, termination or repeal of this Article V or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any director to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

ARTICLE VI.

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer; provided, however, that the foregoing shall not eliminate or limit the liability of an officer (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action by or in the right of the Corporation. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI, or the adoption of any provision of this Certificate of Incorporation, inconsistent therewith, by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of an officer of the Corporation existing at the time of such repeal, modification or adoption of an inconsistent provision. For purposes of this Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as the same exists or may be hereafter be amended.

ARTICLE VII.

1. Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of fiduciary duty owed by any current or former Director, officer, other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Corporation’s By-Laws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (d) any action asserting a claim governed by the internal affairs doctrine; and (ii) subject to the preceding provisions of this Article VII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”), including all causes of action asserted against any defendant to such complaint.

2. The exclusive forum provision set forth in Section 1 of this Article VII does not apply to the extent of either (i) exclusive federal jurisdiction pursuant to Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for claims seeking to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, or any other claim for which the U.S. federal courts have exclusive jurisdiction, or (ii) concurrent jurisdiction under Section 22 of the Securities Act, for federal and state courts over all claims seeking to enforce any liability or duty created by the Securities Act or the rules and regulations thereunder.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Article VII.

ARTICLE VIII.

This Article VIII is inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and is in furtherance and not in limitation of the powers conferred upon the Corporation by statute.

1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided in this Certificate of Incorporation or the DGCL.

2. Number; Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect persons to the Board of Directors, the number of directors shall be established solely by the Board of Directors; provided, however that the Board of Directors shall have at least one (1) member. Election of persons to the Board of Directors need not be by written ballot.

3. Tenure. Subject to the rights of holders of any series of Preferred Stock to elect persons to the Board of Directors, directors shall be elected at each annual meeting of the stockholders; provided, that the term of each director shall continue until the election and qualification of such Director’s successor and be subject to such director’s earlier death, resignation or removal.

4. Removal. Subject to the rights of holders of any series of Preferred Stock to elect persons to the Board of Directors, members of the Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the issued and outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class.

5. Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect persons to the Board of Directors, any newly created directorship or any vacancy on the Board of Directors, however occurring, may be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and may not be filled by the stockholders. A person elected to fill a vacancy on the Board of Directors shall be elected for the unexpired term of such person’s predecessor in office, and a person appointed to fill a newly created directorship resulting from an increase in the size of the Board of Directors shall hold office until next annual meeting of stockholders and until the election and qualification of such person’s successor and be subject to such person’s earlier death, resignation or removal.

6. Bylaws. In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the rights of holders of any series of Preferred Stock, the Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted only by (i) the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors where a quorum is present or (ii) by the affirmative vote of the holders of at least a majority of the total voting power of the issued and outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class.

7. No Stockholder Action by Written Consent. Subject to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

8. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

9. Special Meetings of Stockholders. Special meetings of stockholders may be called at any time only by the Board of Directors, Chairperson of the Board, or the Chief Executive Officer or, in the absence of the Chief Executive Officer, the President of the Corporation, and shall be called by the Corporation’s Secretary upon the written request, validly given in the manner provided by the Bylaws of the Corporation, of one or more stockholders holding shares of record of the Corporation’s capital stock representing in the aggregate at least twenty-five percent (25%) of the then outstanding shares of the Corporation’s capital stock entitled to vote on the matter(s) proposed to be voted on at such meeting. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

10. Preferred Stock Directors. During any period when the holders of one or more series of Preferred Stock shall have the separate right to elect additional directors of the Corporation, upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such additional director’s earlier death, resignation, disqualification or removal. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation, whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such additional director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE IX.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter permitted by the DGCL and all rights and powers conferred upon stockholders, directors, and officers herein are granted subject to this reservation.

Notwithstanding anything contained in this Certificate of Incorporation or in the Corporation’s Bylaws to the contrary, and notwithstanding the fact that a lesser percentage may be specified by the DGCL, the provisions set forth in Articles V, VI, VII, VIII and this Article IX may not be repealed or amended in any respect, and no other provisions may be adopted, amended or repealed that would have the effect of modifying or permitting the circumvention of the provisions set forth in Articles V, VI, VII, VIII and this Article IX, unless such action is approved by the affirmative vote of the holders of at least a majority of the total voting power of the issued and outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class.

ARTICLE X.

The name and address of the incorporator of the Corporation is [NAME OF OFFICER OF CONVERTING ENTITY] at [ADDRESS].

IN WITNESS WHEREOF, the incorporator has caused this Certificate of Incorporation to be signed by its duly authorized officer on this [●] day of [●], 2024.

/s/

[NAME], Incorporator

ANNEX C: OMNIBUS EQUITY INCENTIVE PLAN

TUHURA BIOSCIENCES, INC.

2024 EQUITY INCENTIVE PLAN

1. Purpose; Effective Date; Effect on Prior Plan.

(a) Purpose. The TuHURA Biosciences, Inc. 2024 Equity Incentive Plan (the “Plan”) has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, directors, employees, and consultants, and (ii) to increase stockholder value. The Plan will provide participants with incentives to increase stockholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.

(b) Effective Date; Effect on Prior Plan. The Plan shall become effective at the Effective Time (as defined in the Merger Agreement) (the “Effective Date”), provided that the Company’s stockholders have approved the Plan on or before such date. The Plan will terminate as provided in Section 15. Following the Effective Date, no additional awards will be made under the Company’s 2017 Omnibus Equity Incentive Plan, as amended and restated (the “Prior Plan”), although awards previously granted under the Prior Plan and still outstanding as of the Effective Date will remain outstanding and continue to be subject to all terms and conditions of the Prior Plan.

2. Definitions. Capitalized terms used and not otherwise defined in this Plan or in any Award agreement have the following meanings:

(a) “10% Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

(b) “Administrator” means the Board or the Committee; provided that, to the extent the Board or the Committee has delegated authority and responsibility as an Administrator of the Plan to one or more committees or officers of the Company as permitted by Section 3(b), the term “Administrator” shall also mean such committee(s) and/or officer(s).

(c) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or a Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by or is under common control with, the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(d) “Applicable Exchange” means the national securities exchange or automated trading system on which the Stock is principally traded at the applicable time.

(e) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Stock, Restricted Stock, Restricted Stock Units, a Cash Incentive Award, or any other type of award permitted under this Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Cash Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met), as described in Section 10.

(h) “Cause” means, with respect to a Participant, one of the following, which are listed in order of priority:

(i) the meaning given in a Participant’s employment, retention, change of control, severance or similar agreement with the Company or any Affiliate; or if none then

(ii) the meaning given in the Award agreement; or if none then

(iii) the Administrator determines that such Participant has: (A) committed any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (B) attempted to commit or participate in a fraud or act of dishonesty against the Company or an Affiliate; (C) intentionally and materially violated any contract or agreement between the Participant and the Company or an Affiliate or of any statutory duty owed to the Company or an Affiliate; (D) used or disclosed the Company’s (or an Affiliate’s) confidential information or trade secrets in an unauthorized manner; or (E) committed gross misconduct.

(i) A “Change of Control” shall be deemed to occur upon the first to occur of the following events:

(i) a Person (other than an Excluded Person) either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

(ii) Continuing Directors shall for any reason cease to constitute a majority of the Board; or

(iii) the Company disposes of all or substantially all of the business of the Company to a party or parties other than a Subsidiary or other Affiliate of the Company pursuant to a partial or complete liquidation of the Company, sale of the Company’s assets (including stock of a subsidiary of the Company) or otherwise; or

(iv) there is consummated a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding shares of Stock or the Company or the combined voting power of the Company’s then outstanding voting securities.

Notwithstanding the foregoing, (A) no Change of Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Stock immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions; and (B) for purposes of an Award (1) that provides for the payment of deferred compensation that is subject to Code Section 409A or (2) with respect to which the Company permits a deferral election, the definition of “Change of Control” shall be deemed amended to conform to the requirements of Code Section 409A to the extent necessary for the Award and deferral election to comply with Code Section 409A.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(k) “Committee” means the Compensation Committee of the Board, any successor committee thereto or such other committee of the Board that is designated by the Board with the same or similar authority. The

Committee shall consist only of Non-Employee Directors (not fewer than two (2)) who meet the definition of “non-employee director” under Rule 16b-3(b)(3) promulgated under the Exchange Act to the extent necessary for the Plan and Awards to comply with Rule 16b-3 promulgated under the Exchange Act.

(l) “Company” means TuHURA Biosciences, Inc. (f/k/a Kintara Therapeutics, Inc.), a Delaware corporation, or any successor thereto.1

(m) “Continuing Director” means a member of the Board who either was a member of the Board on the Effective Date or who subsequently became a Director and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

(n) “Director” means a member of the Board.

(o) “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(q) “Excluded Person” means (i) the Company or its subsidiaries, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company

(r) “Fair Market Value” means, as of a given date, the closing sale price of a Share on the Applicable Exchange on such date or, if there shall be no such sale on such date, on the next preceding day on which such a sale shall have occurred; provided that, if so determined by the Administrator, Fair Market Value may instead mean a price that is based on the opening, closing, actual, high or low sale price, or the arithmetic mean of selling prices of, a Share, on the Applicable Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within 30 days before or 30 days after the applicable date, as determined by the Administrator in its discretion; provided further that, if an arithmetic mean of prices is used to set a grant price or an exercise price for an Option or Stock Appreciation Right, the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation §1.409A-1(b)(5)(iv)(A). The method of determining Fair Market Value with respect to an Award shall be determined by the Administrator and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award. If the Stock is not traded on an established stock exchange, the Administrator shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, but based on objective criteria; provided that, to the extent required to secure an exemption from Code Section 409A, Fair Market Value shall be determined using a reasonable application of a reasonable valuation method. Notwithstanding the foregoing, in the case of an actual sale of Shares, the actual sale price shall be the Fair Market Value of such Shares.

(s) “Merger Agreement” means the Agreement and Plan of Merger, dated as of April 2, 2024, by and among the Company, Kayak Mergeco, Inc. and TuHURA Biosciences, Inc.

(t) “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

(u) “Option” means the right to purchase Shares at a stated price for a specified period of time.

[1]	In the event Proposal No. 5 (the Reincorporation Proposal) is not approved by Kintara’s stockholders, the combined company will continue as a Nevada corporation.

(v) “Participant” means an individual selected by the Administrator to receive an Award.

(w) “Performance Goals” means any objective or subjective goals the Administrator establishes with respect to an Award. Performance Goals may include, but are not limited to, the performance of the Company or any one or more of its Subsidiaries, Affiliates or its or their business units (or any combination thereof) with respect to the following measures: (a) net earnings or net income; (b) operating earnings or operating income; (c) pretax earnings; (d) earnings per share; (f) share price, including growth measures and total stockholder return; (g) earnings before interest and taxes and related margin; (h) earnings before interest, taxes, depreciation and/or amortization and related margin; (i) sales or revenue growth, whether in general, by type of product, application or service, or by type of customer; (j) gross or operating profit or margins; (k) return measures, including return on assets, capital, investment, equity, sales or revenue; (l) economic value add with or without a capital charge; (m) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; (n) productivity ratios; (o) expense targets; (p) market share; (q) financial ratios as provided in credit agreements of the Company and its subsidiaries and interest expense; (r) working capital targets; (s) completion of acquisitions of businesses or companies; (t) completion of divestitures and asset sales; (u) operating metrics; and (v) any combination of any of the foregoing business criteria and associated margins. Performance Goals may also relate to a Participant’s individual performance.

The Administrator reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Administrator determines is appropriate, including but not limited to: (i) by excluding the effects of charges for reorganizing and restructuring; discontinued operations; asset write-downs; gains or losses on the disposition of a business; mergers, acquisitions or dispositions; and extraordinary, unusual and/or non-recurring items of gain or loss; (ii) excluding the costs of litigation, claims, judgments or settlements; (iii) excluding the effects of changes laws or regulations affecting reported results, or changes in tax or accounting principles, regulations or law; and (iv) excluding any accruals of amounts related to payments under the Plan or any other compensation arrangement maintained by the Company or an Affiliate.

The inclusion in an Award agreement of specific adjustments or modifications shall not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described herein, unless the Award agreement provides that the adjustments or modifications described in such agreement shall be the sole adjustments or modifications.

(x) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved (or other requirements are met).

(y) “Performance Unit” means the right to receive a cash payment and/or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved (or other requirements are met).

(z) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(aa) “Plan” means this TuHURA Biosciences, Inc. 2024 Equity Incentive Plan, as it may be amended from time to time.

(bb) “Restricted Stock” means Shares that are subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals or upon the completion of a period of service, or both.

(cc) “Restricted Stock Unit” means the right to receive a Share or a cash payment the value of which is equal to the Fair Market Value of one Share.

(dd) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(ee) “Share” means a share of Stock.

(ff) “Stock” means the Company’s common stock, par value $0.001 per Share.

(gg) “Stock Appreciation Right” or “SAR” means the right to receive a cash payment, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time measured as the excess of (i) the Fair Market Value of the Shares subject to the SAR at the time of exercise over (ii) the grant price of the SAR, as established on the date of grant.

(hh) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3. Administration.

(a) Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan or any agreement covering an Award; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

(b) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to a subcommittee of the Committee, or either may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee, subcommittee or one or more officers to the extent of such delegation.

(c) No Liability; Indemnification. No member of the Board or the Committee, and no officer or member of any other committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless each such individual as to any acts or omissions, or determinations made, in each case done or made in good faith, with respect to this Plan or any Award to the maximum extent that the law and the Company’s By-Laws permit.

4. Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; any individual that the Company or an Affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the Company or its Affiliates; and any Director, including a Non-Employee Director. The Administrator’s designation of, or granting of an Award to, a Participant will not require the Administrator to designate such individual as a Participant or grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

5. Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity).

6. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 11,000,000 Shares are reserved for issuance under this Plan. The aggregate number of Shares reserved for issuance under this Plan shall be increased annually on the first day of each fiscal year of the Company after the Effective Date, commencing on the first day of the Company’s fiscal year 2025 and with a final increase on the first day of the 2034 fiscal year, by a number of Shares equal to the lesser of: (i) 5.0% of the outstanding shares of all classes of the Company’s common stock as of the last day of the immediately preceding fiscal year or (ii) such other number of Shares (which may be zero) as the Board may determine. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock. Notwithstanding the foregoing, no more than 11,000,000 Shares may be issued pursuant to Incentive Stock Options.

(b) Depletion and Replenishment of Shares Under this Plan.

(i) The aggregate number of Shares reserved under Section 6(a) shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, with respect to which such Award is granted. Notwithstanding the foregoing, an Award that may be settled solely in cash shall not cause any depletion of the Plan’s Share reserve at the time such Award is granted.

(ii) To the extent (A) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis) or is settled in cash, (B) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (C) Shares are forfeited under an Award, or (D) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (D) may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: (I) Shares tendered or withheld in payment of the exercise price of an Option or as a result of the net settlement of an outstanding Stock Appreciation Right, (II) Shares tendered or withheld to satisfy federal, state or local tax withholding obligations, or (III) Shares purchased by the Company (subject to compliance with applicable law) using proceeds from Option exercises.

(c) Non-Employee Director Award Limitation. Subject to adjustment as provided in Section 17, the maximum number of Shares subject to any Award(s) that may be granted during any fiscal year to any individual Non-Employee Director shall not exceed that number of Shares that has a grant date fair value of, when added to any cash compensation received by such Non-Employee Director, $1,000,000 (the “Director Limit”); provided, however, that in the fiscal year in which a Non-Employee Director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum number of Shares subject to Awards granted to the Participant may have a grant date fair value of, when added to any cash compensation received by such Non-Employee Director, up to $2,000,000; provided further that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

7. Options.

(a) General. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (i) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (ii) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (iii) the number of Shares subject to the Option; (iv) the exercise price, which may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant (110% of the Fair Market Value in the case of an incentive stock option granted to a 10% Stockholder); (v) the terms and conditions of vesting and exercise; (vi) the term, except that an Option must terminate no later than ten (10) years after the date of grant (five (5) years in the case of an incentive stock option granted to a 10% Stockholder); and

(vii) the manner of payment of the exercise price. Except to the extent otherwise set forth in an Award agreement, a Participant shall have no rights as a holder of Stock as a result of the grant of an Option until the Option is exercised, the exercise price and applicable withholding taxes are paid and the Shares subject to the Option are issued thereunder.

(b) Incentive Stock Options.

(i) The terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise.

(ii) If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

(iii) If any Participant shall make any disposition of Shares issued pursuant to the exercise of an incentive stock option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

(c) Payment of Exercise Price. To the extent previously approved by the Administrator (which approval may be set forth in an Award agreement or in administrative rules), and subject to such procedures as the Administrator may specify, the payment of the exercise price of Options may be made by (i) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (ii) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (iii) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (iv) by any combination of (i), (ii) and/or (iii).

8. Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (b) the number of Shares to which the SAR relates; (c) the grant price, which may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (d) the terms and conditions of exercise or maturity, including vesting; (e) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (f) whether the SAR will be settled in cash, Shares or a combination thereof.

9. Performance and Stock Awards.

(a) General. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, including but not limited to: (a) the number of Shares or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) the length of the vesting or performance period and, if different, the date on which payment of the benefit provided under the Award will be made; (d) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (e) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or in a combination of cash and Shares.

(b) Stockholder Rights. Except to the extent the Administrator provides otherwise and subject to the restrictions set forth in Section 11(a), holders of Restricted Stock and Stock shall have the right to vote the Shares subject to such Awards and the right to receive any dividends declared or paid with respect to such Shares. Except to the extent the Administrator provides otherwise, holders of other types of Awards shall not have any rights as stockholders of the Company with respect to such Awards. A holder of Restricted Stock Units,

Performance Shares or Performance Units shall have no rights other than those of a general creditor of the Company; such Awards represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of this Plan and the applicable Award agreement.

10. Cash Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Cash Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment.

11. Dividends and Dividend Equivalent Units.

(a) Prohibitions. In no event may dividends or Dividend Equivalent Units be awarded with respect to Options, SARs or any other stock-based award that is not a grant of Stock, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units. Notwithstanding anything to the contrary in this Plan, and for the avoidance of doubt, this Plan expressly prohibits the payment of dividends or Dividend Equivalent Units on unvested Awards for all equity Award types.

(b) Dividends. If cash dividends are paid while Restricted Stock is unvested, then such dividends will either, at the discretion of the Administrator, be (i) automatically reinvested as additional Shares of Restricted Stock that are subject to the same terms and conditions, including the risk of forfeiture, as the original grant of Restricted Stock, or (ii) paid in cash at the same time and the same extent that the Restricted Stock vests. For clarity, in no event will dividends be distributed to a Participant unless, until and to the same extent as the underlying Shares of Restricted Stock vests.

(c) Dividend Equivalent Units. The Administrator may grant Dividend Equivalent Units only in tandem with Restricted Stock Units, Performance Shares or Performance Units. Dividend Equivalent Units will either, at the discretion of the Administrator, be (i) accumulated and paid, in cash or Shares in the Administrator’s discretion, at the same time and to the same extent that the underlying Award vests or is earned or (ii) reinvested in additional units that are subject to the same terms and conditions (including vesting and forfeiture) as the underlying Award. The Administrator will determine all other terms and conditions of each award of Dividend Equivalent Units. For clarity, in no event will a Participant receive payment with respect to a Dividend Equivalent Unit unless, until and to the same extent as the underlying Award vests and is paid.

12. Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to a Participant shares of unrestricted Stock as replacement for other compensation to which the Participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

13. Discretion to Accelerate Vesting. The Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a Participant’s death, disability (as defined by the Administrator), retirement, or termination without Cause, or as provided in Section 17(c) or upon any other event as determined by the Administrator in its sole and absolute discretion.

14. Transferability. Awards may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant, including to any financial institution, other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) otherwise transfer an Award; provided, however, that (i) in each case the assignee shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award, and (ii) with respect to clause (c) the Participant may not receive consideration for such a transfer of an Award.

15. Term of Plan; Termination and Amendment; Survival; Repricing and Backdating Prohibited; Foreign Participation; Deferrals.

(a) Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on, and no further Awards may be granted under this Plan after, the tenth (10th) anniversary of the latest date on which this Plan, or any amendment thereto or restatement thereof, has been approved by the Company’s stockholders.

(b) Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii) stockholders must approve any amendment of this Plan (which may include an amendment to materially increase the number of Shares specified in Section 6(a), except as permitted by Section 17) to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii) stockholders must approve an amendment that would diminish the protections afforded by Section 15(e).

If the Board or the Administrator takes any action under this Plan that is not, at the time of such action, authorized by this Plan, but that could be authorized by this Plan as amended by the Board or the Administrator, as applicable, the Board or Administrator action will be deemed to constitute an amendment to this Plan to authorize such action to the extent permissible under applicable law and the requirements of any principal securities exchange or any Applicable Exchange.

(c) Amendment, Modification, Cancellation and Disgorgement of Awards.

(i) Except as provided in Section 15(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that, except as otherwise provided in the Plan or the Award agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of an Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in such Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 17 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any Applicable Exchange; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(ii) Notwithstanding anything to the contrary in an Award agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, Cause for termination or a breach of a material Company policy, any Award agreement or any other agreement between the Participant and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.

(iii) Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by the Company, including, but not limited to any clawback pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Rule 10D-1 under the Exchange Act or other applicable law, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to the Company from time to time. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Participant and the Company.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer the Plan with respect to then-outstanding Awards will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 17, neither the Administrator nor any other person may, without stockholder approval (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities; or (iv) take any other action with respect to an Award that would be treated as a repricing under generally accepted accounting principles. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).

(g) Deferrals. The Administrator may permit or require the deferral of any Award or Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish. Any such deferrals shall be made in a manner that complies with Code Section 409A.

16. Taxes.

(a) Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may satisfy such obligation by:

(i) If cash is payable under an Award, deducting (or requiring an Affiliate to deduct) from such cash payment the amount needed to satisfy such obligation;

(ii) If Shares are issuable under an Award, then to the extent previously approved by the Administrator (which approval may be set forth in an Award agreement or in administrative rules), and subject to such procedures as the Administrator may specify, (A) withholding Shares having a Fair Market Value equal to such obligations; or (B) allowing the Participant to elect to (I) have the Company or its Affiliate withhold

Shares otherwise issuable under the Award, (II) tender back Shares received in connection with such Award or (III) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld under this clause (ii) may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires; or

(iii) Deducting (or requiring an Affiliate to deduct) the amount needed to satisfy such obligation from any wages or other payments owed to the Participant, requiring such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the amount needed to satisfy such obligation.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

17. Adjustment and Change of Control Provisions.

(a) Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a stockholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust any or all of: (A) the number and type of shares subject to this Plan (including the number and type of shares described in Section 6(a)) and which may after the event be made the subject of Awards; (B) the number and type of shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject to only such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

(c) Effect of Change of Control.

(i) Upon a Change of Control, except to the extent otherwise provided in an applicable Award agreement, if the successor or surviving corporation (or parent thereof) so agrees, then, without the consent of any Participant (or other person with rights in an Award), some or all outstanding Awards may be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control transaction, subject to the following requirements:

(A) Each Award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and such other appropriate adjustments in the terms and conditions of the Award shall be made.

(B) If the securities to which the Awards relate after the Change of Control are not listed and traded on a national securities exchange, then (1) the Participant shall be provided the option, upon exercise or settlement of an Award, to elect to receive, in lieu of the issuance of such securities, cash in an amount equal to the fair value equal of the securities that would have otherwise been issued and (2) for purposes of determining such fair value, no reduction shall be taken to reflect a discount for lack of marketability, minority interest or any similar consideration.

(C) Upon the Participant’s termination of employment within two years following the Change of Control (1) by the successor or surviving corporation without Cause, (2) by reason of death or disability, or (3) by the Participant for “good reason,” as defined in any Award agreement or any employment, retention, change of control, severance or similar agreement between the Participant and the Company or any Affiliate, if any, all of the Participant’s Awards that are in effect as of the date of such termination shall vest in full or be deemed earned in full (assuming target performance goals provided under such Award were met, if applicable) effective on the date of such termination. In the event of any other termination of employment within two years after a Change of Control that is not described herein, the terms of the Award agreement shall apply.

(ii) To the extent the purchaser, successor or surviving entity (or parent thereof) in the Change of Control transaction does not assume the Awards or issue replacement awards as provided in clause (i) (including, for the avoidance of doubt, by reason of a Participant’s termination of employment in connection with the Change of Control), then, except to the extent otherwise provided in an applicable Award agreement or another agreement between the Participant and the Company or an Affiliate, or unless the Administrator otherwise determines:

(A) Each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall either (I) become immediately exercisable and remain so for a period of fifteen (15) days prior to the consummation of the Change of Control (with any exercisability being conditioned and effective upon such consummation and any unexercised Options or SARs terminating upon such consummation) or (II) be cancelled (whether or not then vested) on the date of the Change of Control in exchange for a payment in cash or securities having a value (as determined by the Administrator) equal to the excess of the Change of Control Price (as defined below) of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award; provided, however, that all Options and SARs that have a purchase or grant price that is greater than the Change of Control Price shall be cancelled for no consideration;

(B) Restricted Stock and Restricted Stock Units (that are not Performance Awards) that are not then vested shall vest in full as of immediately prior to the Change of Control and may, in the Administrator’s discretion, be cancelled in exchange for a payment in cash or securities having a value (as determined by the Administrator) equal to the Change of Control Price of the Shares covered by the Award that is so cancelled;

(C) All Performance Shares, Performance Units, and Cash Incentive Awards for which the performance period has expired shall be paid based on actual performance (and assuming all employment or other requirements had been met in full); and all Performance Shares, Performance Units and Cash Incentive Awards for which the performance period has not expired shall be cancelled in exchange for a payment in cash or securities having a value (as determined by the Administrator) equal to the amount that would have been due under such Award(s), valued assuming that the target Performance Goals had been met at the time of such Change of Control;

(D) All Dividend Equivalent Units that are not vested shall vest (to the same extent as the Award granted in tandem with the Dividend Equivalent Unit, if applicable) and be paid; and

(E) All other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash or securities based on the value of the Award.

“Change of Control Price” shall mean the per share price paid or deemed paid in the Change of Control transaction, as determined by the Administrator. For purposes of this clause (ii), if the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the Change of Control Price.

(d) Application of Limits on Payments. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements shall be reduced or eliminated in the following manner and order: any such reduction or elimination in rights, payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Code Section 280G at full value rather than accelerated value (with the highest value reduced or eliminated first); then any equity or equity derivatives included under Code Section 280G at an accelerated value (and not at full value) shall be reduced or eliminated with the highest value reduced or eliminated first (as such values are determined under Treasury Regulation 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced or eliminated in the order of latest scheduled payments to earliest scheduled payments.

18. Effect of Termination on Awards.

(a) Termination for Cause. If a Participant’s employment or service is terminated for Cause, then all Awards and grants of every type, whether or not then vested, shall terminate no later than the Participant’s last day of employment. In addition, if the Participant’s employment or service ends for any reason other than Cause, but the Company later determines that the Participant could have been terminated for Cause if all the facts had been known to the Company, then all Awards and grants of every type, whether or not then vested, shall terminate and be forfeited as soon as the Company makes such determination and the Company may require the Participant to disgorge any profits that the Participant earned from the settlement of any Award between the date of the Participant’s termination of employment and the date of the Company’s determination to the maximum extent permitted by applicable law.

(b) Other Terminations. If a Participant’s employment or service terminates for any reason other than Cause, then the Participant’s Awards will be treated in accordance with the terms of the Participant’s employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of the Participant’s termination of employment or service on the Participant’s Awards, or to the extent no such agreement discusses the effect of the applicable termination, then in accordance with the terms of the applicable Award agreement.

19. Miscellaneous.

(a) Other Terms and Conditions. The Administrator may provide in any Award agreement such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate to the extent not otherwise prohibited by the terms of the Plan. No provision in an Award agreement shall limit the Administrator’s discretion hereunder unless such provision specifically so provides for such limitation.

(b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required to avoid the imposition of additional taxes under Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated with or without consideration.

(d) Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

(f) Code Section 409A. Any Award granted under this Plan shall be provided or made in such manner and at such time as to either make the Award exempt from, or comply with, the provisions of Code Section 409A, to avoid a plan failure described in Code Section 409(a)(1), and the provisions of Code Section 409A are incorporated into this Plan to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

(g) Governing Law; Waiver of Jury. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of [Delaware/Nevada]1, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award agreement,

[1]

In the event Proposal No. 5 (the Reincorporation Proposal) is not approved by the Kintara stockholders and the Merger is completed, the Plan will be governed by Nevada law. If the Reincorporation Proposal is approved by the Kintara stockholders and Kintara is reincorporated in the State of Delaware in connection with the completion of the Merger, the Plan will be governed by Delaware law.

may only be brought and determined in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(h) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any Award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(i) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles. Except to the extent otherwise provided in the applicable Award agreement, in the case of any Award that includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Award holder’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.

(j) Severability. If any provision of this Plan or any Award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would cause this Plan, any Award agreement or any Award to violate or be disqualified under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award agreement and such Award will remain in full force and effect.